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                                                                  Exhibit (c)(2)

To:   Marsh & McLennan Companies, Inc. (OFFEROR)
      J P Morgan & Co. Limited (J P MORGAN)
      60 Victoria Embankment
      London
      EC4Y 0JP

      DLJ Phoenix Securities Limited (DLJ PHOENIX)
      99 Bishopsgate
      London
      EC2M 3XD
                                     24th August and 25th August 1998
Dear Sirs,

We understand that Offeror intends to make an offer to acquire all of the issued ordinary share capital of Sedgwick Group plc (OFFEREE) including all of the American depository shares issued in respect of the ordinary shares of Offeree (each representing five ordinary shares of Offeree as evidenced by American depository receipts) (ADSS) substantially on the terms of the attached draft press announcement. This letter sets out the terms and conditions on which we will accept the Offer (as defined in paragraph 6 of this undertaking) when it is made.

WARRANTIES AND UNDERTAKINGS

1.    We warrant and undertake to Offeror that:

      (a) we are the registered holder and the beneficial owner of the number of ordinary shares of 10p each in the capital of Offeree (including ADSs, if any) shown in Part A of the Schedule (the OFFEREE SECURITIES) and that we hold these securities free of any lien, charge, option, equity or encumbrance;

      (b)   before the Offer closes, lapses or is withdrawn, we shall not:

            (i) sell, transfer, charge, encumber, grant any option over or otherwise dispose of any Offeree Securities or any shares or other securities in Offeree shown in Part B of the Schedule or any other shares or securities in Offeree issued or uncondition-

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                  ally allotted to us or otherwise acquired by us before then
                  (FURTHER OFFEREE SECURITIES) other than pursuant to our acceptance of the Offer;

            (ii) accept any other offer in respect of any shares or securities referred to in paragraph 1(b)(i);

            (iii) (other than pursuant to the Offer) enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

                  (A) to do any of the acts referred to in paragraphs 1(b)(i) or (ii);

                  (B) in relation to, or operating by reference to, the Offeree Securities or any Further Offeree Securities; or

                  (C) which, in relation to the Offeree Securities or any Further Offeree Securities, would or might restrict or impede us accepting the Offer,

                  and, for the avoidance of doubt, references in this paragraph 1(b)(iii) to any agreement, arrangement or obligation includes any agreement, arrangement or obligation whether or not legally binding or subject to any condition or which is to take effect if the Offer closes or lapses or if this undertaking ceases to be binding or following any other event; or

            (iv) save for the acquisition of any further shares or other securities in Offeree on the exercise of options referred to in Part B of the Schedule, we shall not purchase, sell or otherwise deal in any shares or other securities of Offeree or Offeror or any interest therein (including any derivatives referenced to any such securities);

      (c) the Schedule contains full and accurate details of all the shares and other securities in Offeree:


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            (i)   of which we are the registered holder or beneficial owner;

            (ii) to which we are entitled upon the exercise of any option, warrant or other right to acquire or subscribe for shares or other securities in Offeree whether or not such rights are currently exercisable or subject to any condition, and we confirm that we have no other rights or interests in relation to any shares or other securities of Offeree; and

      (d) we have full power and authority to enter into this undertaking and to accept the Offer in respect of the Offeree Securities.

UNDERTAKING TO ACCEPT THE OFFER

2. In consideration of Offeror's agreement in paragraph 8.1 to make the Offer, we undertake that:

      (a) we shall accept the Offer in respect of the Offeree Securities in accordance with the procedure for acceptance set out in the formal document containing the Offer (the OFFER DOCUMENT) not later than seven days after Offeror posts the Offer Document to Offeree shareholders;

      (b) we shall accept the Offer in respect of any Further Offeree Securities in accordance with the procedure for acceptance set out in the Offer Document not later than two days after the date we become the registered holder of the Further Offeree Securities;

      (c) although the terms of the Offer will confer a right of withdrawal on accepting shareholders, we shall not withdraw any acceptances of the Offer; and

      (d) Offeror shall acquire the Offeree Securities and any Further Offeree Securities from us free of any lien, charge, option, equity or encumbrance and together with all rights of any nature attaching to those shares including the right to all dividends declared or paid after the date of this undertaking, except for the interim dividend of 3p per Offeree Share payable on 19 October 1998 to Offeree shareholders on the register at the close of business on 21 August 1998.


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VOTING RIGHTS

3.1 From the time Offeror announces the Offer to the time the Offer becomes wholly unconditional, lapses or is withdrawn:


      (a) we shall exercise the voting rights attached to our Offeree Securities and any Further Offeree Securities on a Relevant Resolution (as defined in paragraph 3.3) only in accordance with Offeror's directions; and

      (b) we shall exercise the rights attaching to our Offeree Securities to requisition or join in requisitioning any general or class meeting of Offeree for the purposes of considering a Relevant Resolution and to require Offeree pursuant to s376 of the Act to give notice of such a resolution only in accordance with Offeror's directions.

3.2 For the purpose of voting on a Relevant Resolution, we shall execute any form of proxy required by Offeror appointing any person nominated by Offeror to attend and vote at the relevant general meeting of Offeree.

3.3 A Relevant Resolution means:


      (a) a resolution (whether or not amended) proposed at a general or class meeting of Offeree, or at an adjourned meeting, the passing of which is necessary to implement the Offer or which, if passed, might result in any condition of the Offer not being fulfilled or which might impede or frustrate the Offer in any way;

      (b) a resolution to adjourn a general or class meeting of Offeree whose business includes the consideration of a resolution falling within paragraph 3.3(a); and

      (c)   a resolution to amend a resolution falling within paragraph 3.3(a)or
            (b).

DOCUMENTATION

4.1 We consent to:


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      (a)   the inclusion of references to us and this undertaking in Offeror's announcement of the Offer (the PRESS ANNOUNCEMENT) as they appear in the attached draft of the Press Announcement; and

      (b) particulars of this undertaking and our holdings of, and dealings in, relevant securities of Offeree and Offeror being included in the Offer Document and any other related or ancillary document as required by the City Code on Takeovers and Mergers (the CODE) and/or all applicable United States securities laws and regulations (US SECURITIES LAWS).

4.2 We shall promptly give you all information and any assistance as you may reasonably require for the preparation of the Offer Document and all related and ancillary documents in order to comply with the requirements of the Code, US Securities Laws and any other legal or regulatory requirement or body. We shall immediately notify you in writing of any material change in the accuracy or impact of any information previously given to you.

SECRECY

5. We shall keep secret:

      (a) the possibility, terms and conditions of the Offer and the existence and terms of this undertaking until the Press Announcement is released; and

      (b) the terms of this undertaking until the Offer Document is posted, provided that we may disclose the same to Offeree and its advisers in which case we shall procure that they observe secrecy in the same terms. The obligations in this paragraph shall survive termination of this undertaking.

INTERPRETATION

6. In this undertaking the OFFER means the offer to be made by or on behalf of Offeror to acquire all the issued ordinary share capital of Offeree, including the ADSs, substantially on the terms of the Press Announcement or on such other terms as may be agreed between Offeror and Offeree or as may be required to comply with the requirements of the Panel on Takeovers and Mergers (the PANEL) or US Securities Laws or such other laws or regulations as may be relevant. A reference in this


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undertaking to the OFFER also includes any new, increased, renewed or revised offer made by or on behalf of Offeror to acquire shares in Offeree, provided that the terms of such offer are, in the opinion of J P Morgan and DLJ Phoenix (the BANKS) no less favourable to acceptors than the terms set out in the Press Announcement.

TIME OF THE ESSENCE

7. Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

THE OFFER

8.1 Subject to paragraph 8.2, Offeror agrees to make the Offer by no later than 4th September 1998 (or such later date as Offeror and Offeree may agree). provided that the Press Announcement is released in substantially the form attached (or in such other form as may be agreed between Offeror and Offeree or as may be required to comply with the requirements of the Panel or US Securities Laws or such other laws or regulations as may be relevant). The release of the Press Announcement is at Offeror's absolute discretion. In particular, Offeror reserves the right not to release the Press Announcement unless the board of directors of Offeree agrees to recommend the Offer.

8.2 If after Offeror releases the Press Announcement:

      (a)   the Panel consents to Offeror not making the Offer;

      (b) an event occurs which means that Offeror is no longer required by the Code to proceed with the Offer; or

      (c) Offeror becomes aware that any condition of the Offer as set out in the Press Announcement has or may become incapable of being fulfilled,

Offeror shall not be obliged to make the Offer.


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8.3   This undertaking shall lapse if:

      (a) the Press Announcement is not released by 25th August 1998 (or such later date as Offeror and Offeree may agree);

      (b)   the Offer is not made in the circumstances referred to in paragraph
            8.2;

      (c)   the Offer lapses or is withdrawn;

      (d) a cash offer (or the cash alternative of any share offer) is made by any third party at a price equal to or exceeding 250.5 pence per Sedgwick Group plc ordinary share; or

      (e) a share offer (without a cash alternative) is made by any third party the value of which on the day such offer is made is equal to or exceeds 250.5 pence per Sedgwick Group plc ordinary share.

If the undertaking lapses, we shall have no claim against Offeror.

CONFIRMATION

9. We confirm that in signing this letter we are not a customer of either of the Banks for the purposes of the Rules of The Securities and Futures Authority Limited and that neither of the Banks owe us any of the duties which it owes to its customers. We confirm that we have been given an adequate opportunity to consider whether or not to give this undertaking and to obtain independent advice.

ADEQUACY OF DAMAGES

10. We agree that, if we fail to accept the Offer in accordance with this undertaking or breach any of our obligations, damages would not be an adequate remedy and accordingly Offeror shall be entitled to the remedy of injunction, specific performance or any other such equitable relief.


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GOVERNING LAW

11. This undertaking shall be governed by and construed in accordance with English law and we submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking.


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                                    SCHEDULE
                                EXISTING HOLDINGS

PART A - REGISTERED AND BENEFICIAL HOLDINGS OF OFFEREE SECURITIES

REGISTERED HOLDER AND BENEFICIAL OWNER        ORDINARY SHARES OF 10p EACH

VARIOUS CLIENTS OF SILCHESTER INVESTORS       24,000,000
INTERNATIONAL


PART B - OTHER HOLDINGS OF OFFEREE SECURITIES OPTIONS

                                              ORDINARY SHARES OF 10p EACH

-                                             -


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SIGNED and DELIVERED as a DEED by         )
                                          )
acting by two Directors/a Director and    )
the Secretary                             )

      Director  Michael JJ. Cowan
      Director/Secretary  Andrew Simmonds
            24th and 25th August 1998


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